Execution Copy

THE STOCK APPRECIATION RIGHTS GRANTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR OTHER DOMESTIC OR FOREIGN JURISDICTION. THE STOCK APPRECIATION RIGHTS GRANTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION AND NEITHER THESE STOCK APPRECIATION RIGHTS NOR ANY INTEREST HEREIN MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT IN EFFECT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND OTHER APPLICABLE LAWS OR A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO XTL BIOPHARMACEUTICALS LTD. THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE FOR SUCH TRANSACTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

STOCK APPRECIATION RIGHTS AGREEMENT

This STOCK APPRECIATION RIGHTS AGREEMENT is dated as of October 15, 2008 and delivered by XTL Biopharmaceuticals Ltd., a public company limited by shares organized under the laws of Israel (the “Company”) and XTL Development, Inc., an indirect subsidiary of the Company (“XTL Development”), to Quogue Bioventures LLC, a limited liability company formed under the laws of the State of Delaware (the “Grantee”). This Agreement is effective as of January 15, 2007 (the “Effective Date”).

WHEREAS, XTL Development entered into a license agreement with DOV Pharmaceuticals, Inc. for the licensing, development and commercialization of bicifadine (the “License Agreement”);

WHEREAS, the Company, XTL Development, Wayne Rothbaum and Herriot Tabuteau entered into that certain binding term sheet, dated as of the Effective Date, setting forth in summary terms the compensation payable by the Company to Wayne Rothbaum and Herriot Tabuteau, or their designees, for the services provided by them to the Company in connection with the License Agreement (the “Term Sheet”);

WHEREAS, the Company, and Grantee and Antecip Bioventures LLC, as designees of Wayne Rothbaum and Herriot Tabuteau, respectively, have entered into an Agreement (the “Services Agreement”), dated as of the date hereof, more fully setting forth the terms and conditions of the aforementioned compensation payable by the Company;

WHEREAS, the Company is obligated, pursuant to the Services Agreement, to grant to Grantee, Wayne Rothbaum’s designee, certain stock appreciation rights as compensation as of the Effective Date, and the Company and Grantee desire to more fully set forth the terms and conditions of such grant;

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of SARS.

Subject to the terms and conditions set forth in this Agreement, the Company hereby awards the Grantee stock appreciation rights (individually a “SAR” and collectively, the “SARs”) with respect to 13,832,871 ordinary shares of the Company (“Shares”). The Grantee accepts the SARs and agrees to be bound by the terms and conditions of this Agreement with respect to the award.

2. SARs.

(a) Each SAR represents the right to receive an amount equal to the per share appreciation in value of the Shares over the base amount (the “Base Amount”) as of the exercise date of that SAR. The initial Base Amount is $0.34 per share, which is not less than the per share fair market value of the Shares on the Effective Date, and is determined from the following quotient: (a) the closing price of an American Depository Share of the Company on the NASDAQ Stock Market (an “ADR”) as of the trading day preceding the Effective Date, divided by (b) ten (10). For clarification purposes, the Base Amount is intended to reflect that a single ADR represents ten (10) ordinary shares of the Company. No ordinary shares of the Company shall be issued to the Grantee at the time the award is made, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any SARs, in each case solely as a consequence of the grant.

(b) The Company represents and warrants to Grantee that the number of Shares corresponding to the SARs granted hereunder is equal to five percent (5%) of the fully diluted capital stock of the Company as of the Effective Date (the “Fully Diluted Capitalization”). The Fully Diluted Capitalization took into account, without limitation, options, warrants, convertible debt and equity, and other stock equivalents as set forth in further detail in the capitalization table attached hereto as Exhibit A.

3. Adjustment to SARs.

(a) If there is any change in the number of ordinary shares of the Company outstanding by reason of (i) a stock dividend, recapitalization, stock split, or combination or exchange of shares, or (ii) a merger, reorganization or consolidation with an affiliate of the Company, then, immediately after the occurrence of any such event, (A) the kind and number of SARs granted hereunder shall be proportionally adjusted to reflect the number of ordinary shares of the Company that a record holder of ordinary shares would be entitled to receive pursuant to such event, and (B) the Base Amount shall be adjusted to equal (x) the Base Amount multiplied by the number of SARs that were exercisable immediately prior to the adjustment, divided by (y) the number of SARs that are exercisable immediately after such adjustment, to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the SAR.

(b) If there is any change in the number or kind of ordinary shares of the Company outstanding, or in the value of the ordinary shares of the Company, by reason of (i) a reclassification or change in par value, (ii) any other extraordinary or unusual event affecting the outstanding ordinary shares of the Company as a class without the Company’s receipt of consideration, or (iii) if the value of outstanding ordinary shares of the Company is substantially reduced as a result of the Company’s payment of an extraordinary dividend or distribution, then, in each case of the foregoing, the kind and number of ordinary shares of the Company covered by the SAR, the kind and number of ordinary shares of the Company that may be issued under the SAR, and the price per ordinary share or the applicable market value of the SAR shall be equitably adjusted by the Company to reflect any increase or decrease in the number of, or change in the kind or value of, the issued ordinary shares of the Company to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the SAR.

(c) If there is any change in the ordinary shares of the Company outstanding by reason of a reorganization, merger or consolidation of the Company with or into another corporation (where the Company is not the surviving corporation), and, pursuant to the terms of such reorganization, merger or consolidation, securities of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever in addition to or in lieu of such securities of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of ordinary shares of the Company, then Grantee shall have the right thereafter to receive, at the time of the consummation of such event, (x) the securities of the successor or acquiring corporation and Other Property receivable upon or as a result of such reorganization, merger or consolidation by a holder of the total number of ordinary shares of the Company for which the SAR is exercisable immediately prior to such event, less (y) the Base Amount for each such SAR.

(d) Any adjustments to the SARs pursuant to this Section 3 shall be consistent with Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), to the extent applicable.

4. Exercisability.

(a) The SARs shall become exercisable, in whole or in part, according to the following schedule:

Vesting Date	Vested SARs (Underlying Shares)
Effective Date	4,149,861.5 (the “Three Percent Portion”)
Date of Milestone Event	9,683,009.5 (the “Seven Percent Portion”)

The exercisability of the SARs is cumulative, but shall not exceed 100% of the SARs subject to this Agreement.

(b) The Three Percent Portion is fully vested as of the Date of Grant, but Grantee shall have no right to exercise the Three Percent Portion (or any portion thereof) until the first anniversary of the Date of Grant. The Seven Percent Portion shall be fully vested upon, and be immediately exercisable on, the Date of Milestone Event.

(c) The “Date of Milestone Event” shall mean the earlier to occur of (i) positive (i.e. a statistically significant difference between the placebo arm and (x) at least one drug arm in the trial, or (y) the combined drug arms in the trial in the aggregate) results from any adequately-powered trial that is intended from its design to be submitted to the U.S. Food and Drug Administration as a pivotal trial of bicifadine conducted by the Company or XTL Development, or by a licensee thereof, which includes the current on-going Bicifadine XTL B07-001 randomized, double blind, placebo-controlled study in diabetic neuropathic pain (regardless of indication or whether the study is the first such pivotal trial for bicifadine conducted thereby), (ii) the filing of a New Drug Application for bicifadine by the Company or XTL Development, or by a licensee thereof, or (iii) the consummation of a merger, acquisition or other similar transaction with respect to XTL or XTL Development whereby persons or entities holding a majority of the equity interests of XTL or XTL Development prior to such merger, acquisition or similar transaction no longer hold such a majority after the consummation of such merger, acquisition or similar transaction.

5. Termination of the SARs.

(a) The SARs shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement.

(b) Any unvested portion of the SARs shall automatically terminate upon any termination of the License Agreement by XTL Development. Once a portion of the SARs has vested, it may not be terminated except through exercise by Grantee or expiration as set forth in the preceding clause (a).

6. Exercise Procedures.

(a) Subject to Paragraphs 3 and 4 above, Grantee may exercise part or all of the vested portion of the SARs by giving the Company written notice of Grantee’s intent to exercise the SARs and specifying the number of shares as to which the SARs are exercised (the date of such notice, the “Exercise Date”). Upon exercise, the Company shall be obligated to pay to Grantee the Exercise Amount. For purposes of this Paragraph 6(a), the “Exercise Amount” shall mean the amount that results from multiplying (i) the number of shares as to which the SARs are to be exercised by (ii) the amount by which the fair market value of an ordinary share of the Company on the date of exercise exceeds the Base Amount. Further, and subject to the next succeeding sentence, the fair market value of an ordinary share of the Company shall be determined as the following quotient: (x) the greater of (1) the closing price of an ADR on the NASDAQ Stock Market as of the date of exercise, or (2) the average of the closing price of an ADR on the NASDAQ Stock Market for the five trading days immediately preceding the date of exercise, divided by (y) ten (10), subject to appropriate adjustment to reflect any changes in the ADR-to-ordinary share ratio. In the event ADRs are no longer traded on the NASDAQ Stock Market as of the date of exercise, the fair market value of an ordinary share of the Company shall be determined by the Company in good faith in accordance with Section 409A of the Code.

(b) The Company shall pay the Exercise Amount in cash, in ordinary shares of the Company (“Exercise Shares”), or with a combination of cash and Exercise Shares. The Company shall have the right to elect in which form (i.e., cash, Exercise Shares or a combination thereof) to pay the Exercise Amount, provided that it shall notify Grantee within two (2) days after the Exercise Date of its election, including a specific breakdown between cash and Exercise Shares in the event the Company elects to pay the Exercise Amount with a combination thereof. In the event the Company elects to pay any portion of the Exercise Amount in Exercise Shares, the Company may only deliver whole shares of Exercise Shares in respect thereof, and, to the extent that a fractional ordinary share would result, the cash value of such fractional ordinary share will be paid to the Grantee in lieu of a fractional share.

(c) Upon exercise of the SARs in whole or in part, the exercised portion of the SARs shall terminate and cease to be outstanding.

(d) In the event Grantee exercises the SARs in whole or in part and the Company does not fully pay the corresponding Exercise Amount within ten (10) business days after the applicable Exercise Date, Grantee shall be entitled to, and the Company shall pay to Grantee, a cash payment equal to one percent (1%) of the entire Exercise Amount with respect to the portion of the SARs that is exercised. Such payment shall be in addition to the Exercise Amount and any other amounts payable by the Company to Grantee (whether hereunder or pursuant to the Registration Rights Agreement, as defined below), shall be due and payable immediately after the expiration of the aforementioned ten (10) business day period, and shall not limit or serve as a substitute for any other rights that Grantee may have at law or equity.

(e) In the event the Company elects to pay any portion of the Exercise Amount in Exercise Shares and such Exercise Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), Grantee shall have the registration rights with respect to such Exercise Shares as set forth in that certain Registration Rights Agreement, dated as of the date hereof, by and between the Company and Grantee (the “Registration Rights Agreement”).

7. Assignment and Transfers.

(a) This Agreement may not be assigned by the Company without Grantee’s consent.

(b) The Grantee understands, acknowledges and agrees that (i) the SARs are not being registered under the Securities Act or any state securities laws, and may not be, except as set forth in paragraph (c) below, sold, offered for sale, pledged, hypothecated, transferred, assigned or otherwise disposed of unless (A) subsequently registered thereunder, or (B) pursuant to an exemption from such registration, and (ii) any sale of the SARs made in reliance on Rule 144 promulgated under the Securities Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the SARs may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities Exchange Commission thereunder.

(c) Notwithstanding paragraphs (a) and (b) above, the Holder may sell, assign, transfer, convey, distribute and deliver the SARs to one or more Permitted Transferees (as defined below), so long as such Permitted Transferees agree in writing to be bound by the terms and provisions of this SAR.

(i) For purposes of the foregoing, “Permitted Transferee” shall mean with respect to a Person, its Affiliates, partners, retired partners, managers, retired managers, members, retired members and shareholders and the immediate family members of any such partners, managers, members and shareholders.

(ii) For purposes of the foregoing, the “Affiliate” of a Person means any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person or any of its subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to a natural person, such natural person’s Affiliates shall also include such natural person’s spouse, and their siblings, parents and lineal descendants.

(iii) For the purposes of the foregoing, the term “Person” means any individual, partnership, corporation, limited liability company, trust or other entity of any kind, whether domestic or foreign.

(d) Any attempted sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition of this SAR contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the SARs shall be void ab initio.

8. Amendments; Waiver.

No modification to any provision of this Agreement shall be binding unless in writing and signed by both parties. No waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged.

9. Applicable Law; Venue.

The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, without giving effect to the conflicts of laws provisions thereof. Grantee and the Company hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York, USA and of the United States of America located in the State of New York, USA for any actions, suits or proceedings arising out of or relating to this Agreement. Grantee and the Company hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the courts of the State of New York, USA or the United States of America located in the State of New York, USA and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In the event of any legal proceedings brought by the Company or Grantee in connection with the matters contemplated under this Agreement, the non-prevailing party shall reimburse the prevailing party for all legal fees reasonably incurred by such prevailing party in connection with the relevant dispute(s) promptly after the issuance of any final judgment with respect to such dispute(s).

10. Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile, electronic transmission or certified mail, return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile or other electronic transmission, or three days after mailing if mailed via first class mail, to the addresses of the Company and Grantee set forth below:

(a)           if to the Company, to:

XTL Biopharmaceuticals Ltd.
711 Executive Boulevard, Suite Q
New York, NY 10989
Attention: Ron Bentsur
Facsimile: (845) 267-0926

with a copy to:

Alston & Bird LLP
90 Park Avenue
New York, New York 10016
Attn: Mark F. McElreath, Esq.
Facsimile: (212) 210-9444

and:

Kantor & Co. - Law Offices
Oz House, 12th Floor
14 Abba Hillel Silver Road
Ramat Gan, Israel 52506
Attn: Ronen Kantor
Facsimile: + 972-3-6133372

(b)           if to Grantee, to:

Quogue Bioventures LLC
1285 Avenue of the Americas
35th Floor
New York, NY 10019
Attention: Wayne Rothbaum
Facsimile: (212) 554-4450

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Jedd Wider, Esq.
Facsimile: (212) 309-6001

Any party may change such party’s address for notices by notice duly given pursuant to this Section 9.

11. No Rights as Shareholder; Limitation of Liability.

These SARs shall not entitle the Grantee to any of the rights of a shareholder of the Company or be construed as giving the Grantee any interest in the Company other than as provided pursuant to these SARs. Grantee shall have no liability or obligation as a shareholder as a result of holding these SARs.

12. Validity.

If any provision of this Agreement is determined to be invalid in whole or in part for any reason, such unenforceable or invalid provision shall not affect the legality, enforceability or validity of the rest of this Agreement. If any provision is stricken in accordance with the previous sentence, then the stricken provision shall be replaced with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible. The provisions of this Agreement are intended solely for the benefit of the Company and Grantee, and their respective permitted assigns.

13. Further Assurances.

The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

14. Entire Agreement.

This Agreement, together with the Services Agreement and the Registration Rights Agreement, constitutes and contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written arrangements or understandings, including, without limitation, the Term Sheet. Each party acknowledges and agrees that they have not made any representations, warranties or agreements of any kind regarding the subject matter hereof, except as expressly set forth in this Agreement, the Services Agreement or the Registration Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stock Appreciation Rights Agreement as of the date first written above.

XTL BIOPHARMACEUTICALS LTD.

By:	/s/ Ron Bentsur
Name: Ron Bentsur
Title: Chief Executive Officer

XTL DEVELOPMENT, INC.

By:	/s/ Ron Bentsur
Name: Ron Bentsur
Title: President

QUOGUE BIOVENTURES LLC

By:	/s/ Wayne Rothbaum
Name: Wayne Rothbaum
Title: President

EXHIBIT A

CAPITALIZATION TABLE

1.15.07	Outstanding	Price	Comment
Employees
1998-1999	5,240,600	0.4972
2000	1,509,800	1.1000
5.01	1,394,666	0.9313
9.01	14,400	0.7660
3.02	139,400	0.8514
9.02	12,000	0.4818
2.03	193,866	0.1055
9.03	125,000	0.2500
6.06	3,625,000	0.6000
9.06	75,000	0.2860
3.06 (Bentsur)	7,000,000	0.7740

Directors
10.98	500,000	0.4972
7.01	50,000	0.4972
9.00	1,275,000	2.1100
8.05	120,000	0.8530
8.06	40,000	0.3250
8.05	11,250,000	0.3540

Consultants
9.06	100,000	0.2860
12.06	20,000	0.3090
9.03	150,000	0.2000
9.03	170,000	0.2000	Vesting @ Regulatory Approval
1.97	195,000	0.5380

Warrants
2006 PIPE	23,333,335	0.8750

Total	56,533,067		Options & Warrants

Ord. shares	220,124,349		Issued and Outstanding

Grand Total	276,657,416		Fully Diluted Capitalization

	27,665,742